LISTED FUNDS TRUST

Fee Waiver Agreement

June 14, 2023

THIS FEE WAIVER AGREEMENT (the “Agreement”) is entered into by and between Listed Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Merk Stagflation ETF (the “Fund”), a series of the Trust, and Merk Investments LLC (the “Adviser”), the Fund’s investment adviser.

WITNESSETH:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to the Fund, and for which it is compensated based on the average daily net assets of the Fund;

WHEREAS, The Fund expects to gain exposure to commodities by investing in a wholly-owned subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). The Adviser serves as the investment adviser and has overall responsibility for the general management and administration of the Subsidiary, pursuant to a separate investment advisory agreement between the Adviser and the Subsidiary;

WHEREAS, the Fund will invest, through the Subsidiary, in the VanEck Merk Gold Trust (“OUNZ”), a physical gold ETV sponsored by the Adviser. As sponsor of OUNZ, the Adviser is entitled to a fee equal to 0.25% of the net asset value of OUNZ (the “Sponsor’s Fee”); and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the fee paid by the Fund to the Adviser;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.FEE WAIVERS. The Adviser agrees to a reduction in the unitary management fee it receives from the Fund in an amount equal to the management fee paid to the Adviser by the Subsidiary (the “Subsidiary Fee Waiver”). The Adviser further agrees to a waiver of 0.10% of the Sponsor’s Fee it receives as sponsor to the VanEck Merk Gold Trust in connection with the Subsidiary’s investment in OUNZ (the “Sponsor’s Fee Waiver”).
2.TERM. The Subsidiary Fee Waiver shall become effective on the date first written above and shall remain in effect for a period of one year from the effective date of the Fund’s prospectus, and thereafter from year to year for successive one-year periods, unless sooner terminated as provided in Paragraph 3 of this Agreement. The Sponsor’s Fee Waiver shall remain in effect from the effective date of May 3, 2023, through August 31, 2024.
3.TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.
4.ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
5.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
Fee Waiver Agreement

6.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

LISTED FUNDS TRUST on behalf of Merk Stagflation ETF		MERK INVESTMENTS LLC

By:	/s/ Kent Barnes	By:	/s/ Axel Merk
Name:	Kent Barnes	Name:	Axel Merk
Title:	Secretary	Title:	President

Fee Waiver Agreement